                               AMENDMENT NO. 1 TO

                                    EXHIBIT A

                     OF THE INVESTMENT MANAGEMENT AGREEEMENT

         THIS EXHIBIT to the Investment Management Agreement dated November 23, 1999 (the "Agreement") between DELAWARE GROUP ADVISER FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the "Investment Manager"), amended as of the 28th day of June, 2002 to add Delaware Diversified Income Fund, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

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                                                                            Management Fee Schedule
                                                                             (as a percentage of
                                                                           average daily net assets)
Fund Name                              Effective Date                             Annual Rate
---------                              --------------                             -----------

Delaware U.S. Growth                  November 23, 1999                   0.65% on first $500 million
Fund                                                                      0.60% on next $500 million
                                                                          0.55% on next $1,500 million
                                                                          0.50% on assets in excess of
                                                                          $2,500 million

Delaware Diversified                  June 28, 2002                       0.55% on first $500 million
Income Fund                                                               0.50% on next $500 million
                                                                          0.45% on next $1,500 million
                                                                          0.425% on assets in excess of
                                                                          $2,500 million


DELAWARE MANAGEMENT COMPANY,                                           DELAWARE GROUP ADVISER
a series of Delaware Management Business Trust                         FUNDS



By:  /s/David K. Downes                                                By:  /s/David K. Downes
   -----------------------------                                          -----------------------------
Name:    David K. Downes                                               Name:    David K. Downes
Title:   President                                                     Title:   President and Chief Executive
                                                                                Officer



Attest:  /s/Brian L. Murray, Jr.                                       By:  /s/ David F. Connor
       -----------------------------                                      -----------------------------
Name:    Brian L. Murray, Jr.                                          Name:    David F. Connor
Title:   Vice President/Associate General                              Title:   Vice President/Associate General
         Counsel/Assistant Secretary                                            Counsel/Assistant Secretary

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